Exhibit 99.1

FHLBank San Francisco Makes $10.7 Billion Available for COVID-19 Relief and Recovery Solutions Delivered by Local Lenders
The co-op’s members can use zero interest or discounted loans, matching funds, and economic development grants to support pandemic relief and recovery in their communities

May 1, 2020 - SAN FRANCISCO - The Federal Home Loan Bank of San Francisco (FHLBank San Francisco) is a cooperatively-owned wholesale bank and a reliable source of liquidity for its member financial institutions in all economic cycles. FHLBank members are commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions headquartered in Arizona, California, and Nevada.

In response to the unprecedented COVID-19 public health emergency and its devastating economic impact, FHLBank San Francisco is offering a slate of new or enhanced funding tools and grants that members can use to meet the urgent and longer-term needs of their customers and communities. These tools and resources have built-in flexibility so that members can provide financing targeted to the still-evolving challenges created by the pandemic.

“Our members and their customers and communities are navigating a uniquely challenging and uncertain economic environment as a result of this global pandemic,” said Stephen P. Traynor, Acting President and CEO of FHLBank San Francisco. “The new funding tools and additional resources we are announcing today, totaling more than $10 billion, are designed to help our members help their communities meet immediate local needs, and also to support the longer journey to recovery from the financial aftershocks of the pandemic.”

The following FHLBank San Francisco financial products and community support programs are available only to or through the Bank’s member financial institutions.

FHLBank San Francisco COVID-19 Relief and Recovery Loan Products
The Bank’s new Recovery Advance loan is a zero percent interest, six-month or one-year credit product members can use to provide immediate relief to property owners, businesses, and other customers struggling with the financial impacts of the pandemic. Each member can borrow up to $10 million in Recovery Advances, which will be available until May 29, 2020. If Bank members take full advantage of this special product offering, up to $3.36 billion in Recovery Advance loans will help speed pandemic relief and recovery efforts in the communities Bank members serve.

Members can also access the Bank’s existing discounted community and economic development credit programs, known as ACE and CIP, for relief and recovery purposes. The Bank has added $5B in additional capacity for the two programs and doubled the per member limits, which are based on each member’s asset size. For the remainder of the year, the total amount of funding available to members from these programs is $7.4 billion.

COVID-19 Member Matching Funds for Nonprofits and Small Businesses
The Bank has added $1.5 million to a program established in 2018 to match the charitable donations Bank members make for relief and resiliency in the wake of natural disasters. This brings the total amount of match funding available for pandemic-related disaster relief and recovery activities to $1.8 million in 2020. The Bank will match donations that members make to organizations providing direct relief to affected members of their community, such as rent or food assistance, wage support, or childcare, and the Bank will also match grants that members make to keep struggling small businesses going. To make it possible for all Bank members to receive matching funds to support their communities, the Bank is limiting the per member match to $5,000, which is available for the rest of the year.

Additional Funding for Targeted AHEAD Program Economic Development Grants
The Bank’s Board or Directors has allocated an additional $1 million to a planned 2020 allocation of $1.5 million for the Bank’s AHEAD grants. The application cycle will open soon for this flexible program, which provides grants typically in the range of $20,000 - $50,000 for innovative projects and programs that benefit lower-income people, neighborhoods, and communities. Members partner with nonprofits to use AHEAD grants to advance a variety or economic development, especially jobs-related programs targeted to underserved populations. With additional dollars and expanded eligible uses, this year’s $2.5 million AHEAD Program will provide crucial funding for nonprofits in Arizona, California, and Nevada newly in need of working capital, infrastructure, or increased capacity to meet the unexpected challenges of the COVID-19 crisis.

These new and enhanced tools and resources are in addition to the support FHLBank San Francisco provides for affordable housing and homeownership. Results of the Bank’s annual Affordable Housing Program (AHP) funding competition, which awards grants to build or preserve affordable housing for lower-income families and individuals, will be announced in June. Through two matching grant programs, WISH and IDEA, the Bank provides funding that members use to deliver downpayment assistance to first-time homebuyers. For 2020, the Bank will award nearly $38 million in AHP grants and an additional $9.5 million is available for members participating in the WISH and IDEA programs.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The resources and tools we provide to our member financial institutions-commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions-foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Contact:
Mary Long, 415-616-2556
longm@fhlbsf.com